Exhibit 99.4

U.S. OFFER TO EXCHANGE

All

Ordinary Shares held by U.S. Holders

American Depositary Shares

OCEANEs held by U.S. holders

of

ALCATEL LUCENT

Pursuant to the Exchange Offer/Prospectus, dated                     , 2015

by

NOKIA

THE U.S. OFFER AND WITHDRAWAL RIGHTS AS TO THE ALCATEL LUCENT AMERICAN DEPOSITARY SHARES WILL EXPIRE AT                     , NEW YORK CITY TIME, ON                      UNLESS THE U.S. OFFER IS EXTENDED.

                    , 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Nokia, a Finnish corporation, to act as exchange agent in connection with Nokia’s offer to exchange: (a) each American depositary share of Alcatel Lucent, a French société anonyme (“Alcatel Lucent ADSs”) (each representing one Alcatel Lucent ordinary share), for 0.55 Nokia American depositary share (“Nokia ADS”) (each representing one Nokia ordinary share), (b) each Alcatel Lucent ordinary share (other than Alcatel Lucent ordinary shares represented by Alcatel Lucent ADSs) for 0.55 of a Nokia ordinary share, (c) each 2018 OCEANE for                      Nokia ordinary share, (d) each 2019 OCEANE for                      Nokia ordinary share and (e) each 2020 OCEANE for                      Nokia ordinary share, in each case upon the terms and subject to the conditions set forth in the exchange offer/prospectus, dated                     , 2015, forming part of the registration statement filed on Form F-4, file number 333-206356, as amended and/or supplemented (the “exchange offer/prospectus”), and the related ADS letter of transmittal and form of acceptance (which, as amended or supplemented from time to time, constitute the “U.S. offer”) enclosed herewith. Terms used in this document to the extent not defined herein shall have the same meaning as in the exchange offer/prospectus.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Alcatel Lucent ADSs. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The exchange offer/prospectus, dated , 2015.

2.	The summary of the terms of the exchange offer.

3.	The notice of guaranteed delivery to be used by holders of Alcatel Lucent ADSs to accept the U.S. offer if Alcatel Lucent ADSs and all other required documents are not immediately available or cannot be delivered to the U.S. ADS exchange agent on or prior to the expiration date of the U.S. offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the U.S. offer.

4.	A form of letter to be sent to your clients for whose accounts you hold Alcatel Lucent ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. offer.

THE U.S. OFFER MAY NOT BE ACCEPTED IN RESPECT OF ALCATEL LUCENT ORDINARY SHARES OR ANY OCEANES, BY MEANS OF AN ADS LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF YOUR CLIENTS HOLD ALCATEL LUCENT ORDINARY SHARES

OR ANY OCEANES, THEY SHOULD USE THE FORMS OF ACCEPTANCE SENT BY THE FRENCH INTERMEDIARIES FOR TENDERING SUCH SECURITIES INTO THE U.S. OFFER BY FOLLOWING THE INSTRUCTIONS SET FORTH ON SUCH FORMS. ADDITIONAL INFORMATION CAN BE OBTAINED FROM GEORGESON INC., THE INFORMATION AGENT FOR THE U.S. OFFER, AT (800) 314-4549.

We urge you to contact your clients as promptly as possible.

1. The U.S. offer is an offer by Nokia to exchange (a) each Alcatel Lucent ADS for 0.55 Nokia ADS, (b) each Alcatel Lucent ordinary share (other than Alcatel Lucent ordinary shares represented by Alcatel Lucent ADSs) held by U.S. holders for 0.55 of a Nokia ordinary share, (c) each 2018 OCEANE for                      Nokia ordinary share, (d) each 2019 OCEANE for                      Nokia ordinary share and (e) each 2020 OCEANE for                      Nokia ordinary shares, in each case on the terms and subject to the conditions set forth in the exchange offer/prospectus.

2. The U.S. offer is being made for all outstanding Alcatel Lucent ADSs, all Alcatel Lucent ordinary shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all OCEANEs held by U.S. holders. Nokia will, upon the terms and subject to the conditions of the U.S. offer, exchange all Alcatel Lucent ADSs, Alcatel Lucent ordinary shares and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. offer. The term “expiration date” as to the Alcatel Lucent ADSs means                     , New York City time, on                     , or, if the U.S. offer is extended, the latest time and date at which the U.S. offer, as so extended by Nokia, will expire.

3. The U.S. offer is being made separately from the French offer, which is open to holders of Alcatel Lucent ordinary shares and OCEANEs who are located in France and to holders of Alcatel Lucent ordinary shares and OCEANEs who are located outside of France and the United States, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French offer. The U.S. offer and the French offer are being made on substantially similar terms, and completion of the offers is subject to the same conditions, including the condition that Nokia’s shareholders approve the resolutions necessary to issue the Nokia shares in the U.S. offer and the French offer, and that securities representing more than 50% of Alcatel Lucent shares, calculated on a fully diluted basis are validly tendered and not properly withdrawn in the U.S. offer and the French offer on a combined basis (the “Minimum Share Condition”, or, if the Minimum Share Condition is waived by Nokia in its sole discretion, that securities representing more than 50% of Alcatel Lucent share capital or voting rights are validly tendered and not properly withdrawn in the U.S. offer and the French offer on a combined basis (the “Mandatory Minimum Acceptance Threshold”). A detailed description of the terms and conditions of the U.S. Offer appear under “The Exchange Offer—Terms of the Exchange Offer” in the exchange offer/prospectus.

4. The U.S. offer and withdrawal rights will expire on the expiration date, which will be                     , New York City time, on                     , unless: (a) the French Autorité des marchés financiers (“AMF”) sets a later expiration date for the tender period of the French offer, (b) the AMF subsequently extends the tender period of the French offer, or (c) the offers lapse or are withdrawn prior to that time. Nokia intends that the U.S. offer and the French offer will expire simultaneously. If the French offer period is extended, Nokia will issue a press release announcing a corresponding extension of the U.S. offer.

5. Exchange of Alcatel Lucent ADSs tendered and accepted for exchange pursuant to the U.S. offer will be made only after timely receipt by the U.S. ADS exchange agent of (a) the tendered Alcatel Lucent ADSs or a timely book-entry confirmation of a book-entry transfer of such Alcatel Lucent ADSs into the U.S. ADS exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the exchange offer/prospectus under “The Exchange Offer—Procedures for Tendering—Holders of Alcatel Lucent ADSs”, (b) a properly completed and duly executed ADS letter of transmittal, with any required signature guarantees, or an agent’s message in connection with a book-

entry transfer, as defined in the exchange offer/prospectus under “The Exchange Offer—Procedures for Tendering—Holders of Alcatel Lucent ADSs”, and (c) any other documents required by the ADS letter of transmittal.

6. Nokia will be deemed to have accepted for exchange all validly tendered and not withdrawn Alcatel Lucent ordinary shares, Alcatel Lucent ADSs and OCEANEs on the expiration date subject only to the satisfaction of the Minimum Share Condition or, if waived by Nokia in its sole discretion, the Mandatory Minimum Acceptance Threshold and the other conditions described in the exchange offer/prospectus. The AMF is expected to publish the definitive results of the offers not later than nine French trading days following the expiration date of the offer period and, if applicable, the ending of the subsequent offering period. If the conditions are not satisfied, Nokia will promptly return all tendered Alcatel Lucent securities without acquiring them.

7. In the event that the offers are successful, Nokia ordinary shares or Nokia ADSs will be delivered to the tendering holders of Alcatel Lucent securities following the publication by the AMF of the final results of the offers for Alcatel Lucent securities. If the offers are consummated, the final settlement date for the offers is currently expected to be approximately five French trading days following the expiration date of the offers. Similarly, in the event of a subsequent offering period, if any, settlement is expected to occur approximately five French trading days following the expiration of that subsequent offer period.

8. In order to take advantage of the U.S. offer, the appropriate ADS letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message in connection with book-entry transfer of Alcatel Lucent ADSs, and any other documents required by the ADS letter of transmittal must be sent to the U.S. ADS exchange agent at its address set forth in the exchange offer/prospectus prior to the expiration date, and either (a) tendered Alcatel Lucent ADSs must be received by the U.S. ADS exchange agent or such Alcatel Lucent ADSs must be tendered pursuant to the procedures for book-entry transfer described in the exchange offer/prospectus and a book-entry confirmation must be received by the U.S. ADS exchange agent (including an agent’s message if the tendering holder has not delivered an ADS letter of transmittal) in each case prior to the expiration date, or (b) such holder must comply with the guaranteed delivery procedures.

9. A holder who desires to tender Alcatel Lucent ADSs and whose Alcatel Lucent ADSs are not immediately available, who cannot comply with the procedure for book-entry transfer on a timely basis, or for whom time will not permit all required documents to reach the U.S. ADS exchange agent prior to the expiration date, may tender such Alcatel Lucent ADSs by following the procedures for guaranteed delivery set forth in the exchange offer/prospectus. See “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS AS TO THE ALCATEL LUCENT ADSS WILL EXPIRE AT                     , NEW YORK CITY TIME, ON                     , UNLESS THE EXPIRATION DATE OF THE FRENCH OFFER PERIOD IS SET AT A LATER DATE OR UNLESS THE U.S. OFFER IS EXTENDED.

Any inquiries you have with respect to the U.S. offer should be addressed to Citibank, N.A., the exchange agent or Georgeson Inc. the information agent at their respective addresses and telephone numbers set forth on the back of this letter.

Requests for additional copies of the enclosed materials may be directed to the information agent.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF NOKIA, THE DEALER MANAGER, THE INFORMATION AGENT OR THE U.S. EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE EXCHANGE OFFER/PROSPECTUS OR THE ADS LETTER OF TRANSMITTAL.

The Information Agent for the U.S. offer is:

GEORGESON INC.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Tel: (800) 314-4549

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